Exhibit (j)

Consent of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders

Ashmore Funds:

We consent to the use of our report dated December 23, 2013, with respect to the financial statements of Ashmore Emerging Markets Corporate Debt Fund, Ashmore Emerging Markets Local Currency Bond Fund, Ashmore Emerging Markets Currency Fund, Ashmore Emerging Markets Debt Fund (formerly, Ashmore Emerging Markets Sovereign Debt Fund), Ashmore Emerging Markets Total Return Fund, Ashmore Emerging Markets Equity Fund, and Ashmore Emerging Markets Small-Cap Equity Fund, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Statement of Additional Information”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

February 26, 2014